Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that the foregoing Statement on Schedule 13G, dated May 9, 2012, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Date: May 9, 2012

/s/ Morden C. Lazarus
Morden C. Lazarus

Interactive Classified Corporation

By:	/s/ Morden C. Lazarus
Name: Morden C. Lazarus
Title: President